EXHIBIT 11.2

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE




                                                Three Months    Six Months
                                                   Ended          Ended
                                                  June 30,       June 30,
                                                    1997           1997
                                                ------------     ----------
Shares

Weighted average number of common
   shares outstanding                             3,948,703      3,948,703
Additional shares assuming conversion of:
   Stock options and warrants                       180,199        175,776
                                                 ----------     ----------

Weighted average shares outstanding               4,128,902      4,124,479
                                                 ==========     ==========

Net income                                       $1,031,000     $2,085,000
                                                 ==========     ==========

Fully diluted earnings per share                 $     0.25     $     0.51
                                                 ==========     ==========